                                                                    Exhibit 99.1



                IMAGEMAX ANNOUNCES WORKING CAPITAL FINANCING AND
              EXTENSION OF FORBEARANCE AND SENIOR AND SUBORDINATED
                               LENDER MATURITIES

         Fort Washington, PA, December 11, 2003 - ImageMax, Inc. (OTCBB:
IMAG.OB) today announced it had completed a transaction with its subordinated debt holders, TDH III, L.P., LVIR Investors Group, LP and Robert E. Drury (the "Investors") to provide the Company with $500,000 in working capital financing and an extension of the subordinated debt maturity from February 15, 2004 to April 30, 2004. In addition, the Investors provided $100,000 of credit enhancement to support expanded senior borrowing availability. This additional financing bears interest at a rate of 9%, is secured by a junior lien on the Company's assets and matures on April 30, 2004.

         In connection with this new working capital, the Company has also reached an agreement to amend its Forbearance Agreement with its senior lenders, Commerce Bank, NA and FirsTrust Bank ("Senior Lenders"). The amendment is necessary as the Company is in default of certain financial covenants under its Revolving Credit Line (the "Revolver"). The key provisions of the amendment are that the Senior Lenders will continue to forbear from exercising their rights under the Revolver, expand the Company's borrowing availability on the Revolver by $100,000, and extend the maturity on the Revolver from January 15, 2004 to March 31, 2004.

         As a condition of the foregoing, the existing Subordination Agreement between the Senior Lenders and the Investors was amended to provide for the Investors to exercise their existing Additional Warrants to purchase 8.4 million shares, which represents voting control of the Company. In accordance with the terms of the Additional Warrants, the purchase price for the warrant shares was 80% of the closing price on December 11, 2003 and was paid for through the tender of non-recourse notes secured only by the warrant shares. The Company did not receive any cash proceeds from the exercise of the Additional Warrants.

         In connection with these transactions, J.B. Doherty, General Partner TDH III, LP, was appointed Chairman of the Board of Directors and Chief Executive Officer and Mark Glassman was appointed President and Chief Operating Officer.

         Mr. Doherty commented, "This transaction eliminates the threat of liquidation, provides an immediate infusion of working capital, and is the important first step in the process of refinancing the senior bank debt. While 2003 has been a difficult year for the Company, the Investors continue to have confidence in the Company and its management and look forward to seeing improved financial strength through operations in 2004."

         ImageMax is a national provider of document management services and products that enable clients to more efficiently capture, index, and retrieve documents across a variety of media, including the Internet through its web-enabled document storage and retrieval product, ImageMaxOnline. The Company operates from 26 facilities across the United States.

         Statements in this press release which are not historical fact, such as with respect to the Company's strategic and operating plans, its ability to establish new customer and product opportunities, manage costs, make its debt service payments, and meet its financial covenants, the Company's future revenues, profitability, operating results and cash flows, and the identification or consummation of any particular transaction or strategic outcome, are forward-looking statements that involve risk and uncertainty, including that there is no assurance the Company will be able to resolve its over-advance position on its senior revolving credit facility, no assurance that the Company will return to profitability, no assurance that the Company will be able to successfully consummate any strategic alternative, as well as those set forth in "Business-Risk Factors" in ImageMax' 2002 Annual Report on Form 10-K and other ImageMax filings with the Securities and Exchange Commission. Accordingly, there is no assurance that the results in the forward-looking statements will be achieved.